SECOND AMENDED AND RESTATED
                          NOTE AGREEMENT


                              AMONG

                   FM PROPERTIES OPERATING CO.
                          (as Borrower)

                    FREEPORT-McMoRan INC. and
               FREEPORT-McMoRan COPPER & GOLD INC.
                         (as Guarantors)


                               AND


                      HIBERNIA NATIONAL BANK
                        and CHEMICAL BANK
                            (as Banks)


               Originally Dated:  December 31, 1985

        Firstly Amended and Restated:  as of June 11, 1992

       Secondly Amended and Restated:  as of June 30, 1995




                        TABLE OF CONTENTS

                                                       Page

SECTION 1.  DEFINITIONS...............................   3

1.1  Defined Terms...................................    3
1.2  Other Definitional Provisions...................   11



SECTION 2.   SALE OF ASSETS...........................  11

2.1  Conveyances of the Assets.......................   11
2.2  Loan............................................   11



SECTION 3.  THE LOAN..................................  11

3.1  Notes...........................................   11
3.2  Optional Prepayments............................   12
3.3  Interest Rate and Payment Dates.................   12
3.4  Exculpation.....................................   13
3.5  Acknowledgment and Modification of Notes........   14



SECTION 4.  SECURITY..................................  14

4.1  Security........................................   14
4.2  Required Collateralization (FTX)................   14
4.3  Required Collateralization (FCX)................   15



SECTION 5.  REPRESENTATIONS AND WARRANTIES............  15

5.1  Partnership Existence; Compliance with Law......   15
5.2  Partnership Power; Authorization; Enforceable
       Obligations...................................   16
5.3  No Legal Bar....................................   17
5.4  No Material Litigation..........................   18
5.5  No Default......................................   18
5.6  Title, etc......................................   18
5.7  No Burdensome Restrictions......................   19
5.8  Taxes...........................................   19
5.9  Federal Regulations.............................   19
5.10 ERISA...........................................   19
5.11 Investment Company Act..........................   19


SECTION 6.  CONDITIONS PRECEDENT......................  19

6.1  Conditions to Effectiveness.....................   19
     (a)  Agreement..................................   19
     (b)  First Amendment to Loan Participation
            Agreement................................   20
     (c)  Intercreditor Agreements, Guaranties
            and Security Agreements..................   20
     (d)  Credit Agreements..........................   20
     (e)  FM Properties Partnership and Corporate
            Proceedings..............................   20
     (f)  FTX Corporate Proceedings..................   20
     (g)  FCX Corporate Proceedings..................   20
     (h)  Legal Opinions.............................   20
     (i)  No Default or Event of Default.............   21
     (j)  Additional Matters.........................   21



SECTION 7.  AFFIRMATIVE COVENANTS.....................  21

7.1  Financial Statements............................   21
7.2  Payment of Obligations..........................   23
7.3  Notices; Reports................................   23



SECTION 8.  ADDITIONAL COVENANTS......................  25

8.1  Covenants Incorporated by Reference from
       FM Properties Credit Agreement................   25
8.2  Covenants Incorporated by Reference from
       FTX Credit Agreement..........................   26
8.3  Covenants Incorporated by Reference from
       FCX Credit Agreement..........................   26



SECTION 9.  EVENTS OF DEFAULT.........................  27

9.1  Event of Default................................   27
9.2  Acceleration Payment............................   30



SECTION 10.  FTX GUARANTEE............................  30

10.1 Guarantee by FTX.................................  30


SECTION 11.  MISCELLANEOUS............................  31

11.1  Notices.........................................  31
11.2  Amendments and Waivers..........................  32
11.3  No Waiver; Cumulative Remedies..................  33
11.4  Payment of Expenses and Taxes...................  33
11.5  The Agent.......................................  33
11.6  Survival of Representations and Warranties......  34
11.7  Counterparts....................................  34
11.8  Governing Law...................................  34
11.9  Binding Effect..................................  34






            SECOND AMENDED AND RESTATED NOTE AGREEMENT


     SECOND AMENDED AND RESTATED NOTE AGREEMENT dated as of June 30, 1995 among FM Properties Operating Co., a Delaware general partnership ("FM Properties"), Freeport-McMoRan Inc., a Delaware corporation ("FTX"), FREEPORT-McMoRan COPPER & GOLD INC., a Delaware corporation ("FCX") (FTX and FCX, the "Guarantors"), HIBERNIA NATIONAL BANK, a national banking association ("Hibernia") and CHEMICAL BANK, a New York banking corporation ("Chemical") (Hibernia and Chemical, the "Banks"), and Hibernia, as Agent for the Banks (the "Agent").

                             RECITALS

     A. FMP Operating Company, a Limited Partnership ("Purchaser") and Pel-Tex Oil Company, Inc., Chenier Oil Company, Inc., Burke and Pel-Tex Oil Company, Inc., d/b/a Burmont Company, Fay Stouder Burke and Earl P. Burke, Jr. (collectively, the "Sellers") executed a Note Agreement dated as of December 31, 1985, as amended by First Amendment to Note Agreement dated March 15, 1986, Second Amendment to Note Agreement dated March 28, 1990, Third Amendment to Note Agreement dated November 9, 1990 and Fourth Amendment to Note Agreement dated as of June 30, 1991 (collectively, the "Note Agreement") relating to the issuance by Purchaser to the Sellers of promissory notes in the aggregate principal sum of $74,000,000 due January 2, 1996.

     B. Pursuant to a reorganization of Purchaser and affiliated companies, Purchaser merged with and into a Delaware limited partnership, which Delaware limited partnership merged with and into Freeport-McMoRan Oil and Gas Company ("Old FMOG Co.") (the "First Merger"). Old FMOG Co. succeeded to all of the assets and liabilities of Purchaser.

     C. Pursuant to a further reorganization (the "Second Merger"), Old FMOG Co. merged with and into Freeport-McMoRan Acquisition Company, a newly-formed wholly-owned subsidiary of FTX which changed its name to Freeport-McMoRan Oil & Gas Company ("New FMOG Co."). New FMOG Co. succeeded to all of the assets and liabilities of Old FMOG Co.

     D.   Pursuant   to  a  further  reorganization  (the  "Third
Merger"), New FMOG Co. merged with and into FTX. FTX succeeded to all the assets and liabilities of New FMOG Co.

     E. Pursuant to a further reorganization (the "FM Transfer"), FTX transferred certain domestic oil and gas properties and real estate properties held for development and owned by FTX and its subsidiaries to FM Properties, in return for which FM Properties assumed certain liabilities of FTX, including liabilities and obligations under the Note Agreement. Because of the FM Transfer, it was necessary to amend the Note Agreement in certain respects, and because the Note Agreement had been amended four times and was required to be amended once more, the parties executed an Amended and Restated Note Agreement (the "First Restated Note Agreement") reflecting all such amendments to date.

     F. Pursuant to a further reorganization (the "FI Collateralization"), P.T. Freeport Indonesia Company ("FI") granted certain collateral to certain banks pursuant to a certain Credit Agreement, dated as of June 1, 1993 among FI, FTX, FCX, certain banks, and Morgan Guaranty Trust Company of New York and Chemical as agents. Because of the FI Collateralization, it was necessary to amend the First Restated Note Agreement, and the Sellers, FM Properties, the Banks and the Agent executed a First Amendment to Amended and Restated Note Agreement dated as June 1, 1993.

     G. Pursuant to a Transfer of Notes and Release of Indebtedness Agreement (the "FM Properties Transfer") among the Sellers, FM Properties, FTX, and the Banks, dated as of May 5, 1995, (i) FM Properties prepaid the Notes in favor of the Sellers in the principal amount of $6,000,000, (ii) the Sellers transferred all of their right, title and interest in the Notes, the First Restated Note Agreement (as amended) and all other documents executed in connection therewith to the Banks, and
(iii) the Banks released and relieved the Sellers from any further obligations in connection with the Notes, the First Restated Note Agreement (as amended) and related documents so that thereafter, the Banks became substituted for the Sellers pursuant to the Notes, First Restated Note Agreement (as amended) and related documents.

     H. Pursuant to a further reorganization (the "FCX Spin Off"), FTX will transfer to its shareholders all of the shares of FCX owned by FTX, thereby leaving FTX as a holding company for Freeport-McMoRan Resource Partners, Limited Partnership ("FRP") and leaving FCX as a publicly-held holding company for FI. In connection with the FCX Spin Off, FM Properties and FTX have requested certain modifications to the First Restated Note Agreement (as amended), including, without limitation: (i) an extension of the maturity date of the Notes from January 2, 1996 to June 30, 1996; (ii) a change in the interest rate to LIBOR plus 1.375% per annum beginning January 3, 1996; (iii) the release of the Banks' rights to obtain a security interest in assets of FM Properties; and (iv) the substitution of partial guaranties by FTX and FCX for the existing guaranty of FTX (100%). Because of the substantial changes required to be made to accommodate the FCX Spin Off, the parties hereto wish to execute a Second Amended and Restated Note Agreement (this "Agreement").

     NOW, THEREFORE, for the considerations originally recited in the First Restated Note Agreement and otherwise recited herein, FM Properties, FTX, FCX, the Banks and the Agent hereby agree to further amend and restate the First Restated Note Agreement dated as of June 30, 1995 (as amended), to read as follows:


     SECTION 1.  DEFINITIONS

     1.1   Defined  Terms.   The following  terms shall  have the
following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Agent" shall mean Hibernia National Bank as agent for the Banks pursuant to this Credit Agreement.

          "Agreement" shall mean this Second Amended and Restated
     Note Agreement, as the same from time to time may be amended, supplemented or modified.

          "Banks" shall mean Hibernia and Chemical.

          "Business Day" shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or New Orleans, Louisiana are authorized or required by law to close.

          "Capitalized Lease Obligation" means the obligation of any Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligation is, or in accordance with GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board) is required to be, classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and for purposes of this Agreement the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

          "Chemical" shall mean Chemical Bank, a New York banking corporation.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Commonly Controlled Entity" shall mean an entity, whether or not incorporated, which is under common control with FM Properties, FTX or FCX within the meaning of Section
     414(b) or (c) of the Code.

          "Company" shall mean FM Properties Inc., a Delaware corporation, which has been organized as a wholly-owned
     Subsidiary of FTX and which, as of the date hereof, holds a 99.8% general partnership interest in FM Properties.

          "Contingent Obligation" shall mean with respect to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or obligation of any other Person in any manner, whether directly or indirectly, and including, without limitation, any agreement or obligation
     (i) to pay dividends or other distributions upon the stock of such other Person, or any obligation of such other Person, direct or indirect, (ii) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or obligation or to purchase (or advance or supply funds for the purchase of) any security for the payment of such Indebtedness, obligation, dividend or distribution, (iii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or obligation or the holder of such stock of the payment of such Indebtedness, obligation, dividend or distribution including, without limitation, any take-or-pay contract or agreement to buy a minimum amount or quantity of production or to provide an operating subsidy which, in each case, is utilized for a third party financing, or (iv) to maintain working capital, equity capital or any other financial statement condition of the primary obligor, so as to enable the primary obligor to pay such Indebtedness, obligation, dividend or distribution; provided, however, that the term Contingent Obligation shall not include any endorsement for collection or deposit in the ordinary course of business.

          "Contractual Obligation" shall mean as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it is bound or to which any of its property is subject.

          "Default"  shall mean  any of  the events  specified in
     Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition specified therein, has been satisfied.

          "Dollars" and "$" shall mean dollars in the lawful currency of the United States of America.

          "Effective Date" shall mean  the date on which  the FCX
     Spin Off is consummated, provided that all of the other conditions precedent contained in Section 6 hereof have also been satisfied.

          "ERISA"  shall mean  the  Employees  Retirement  Income
     Security Act of 1974, as amended from time to time.

          "ERISA Affiliate" shall mean any trade or business (whether or not incorporated), that together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

          "ERISA Event" means (i) any "Reportable Event" as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan; (ii) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code; (iii) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code), whether or not waived; (iv) the incurrence of any liability under Title IV of ERISA with respect to any Plan or Multiemployer Plan, other than any liability for contributions not yet due or payment of premiums not yet due; (v) the receipt by the borrower or any ERISA affiliate from the PBGC of any notice relating to the intention of the PBGC to terminate any Plan or Plans or to appoint a trustee to administer any Plans; (vi) the receipt by FM Properties, FTX or FCX of any notice concerning the imposition of withdrawal liability or a determination that a Multiemployer Plan is, or is excepted to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; and
     (vii) any other similar event or condition with respect to a Plan or Multiemployer Plan that could reasonably result in liability of FM Properties, FTX or FCX, as the case may be.

          "Event of Default" shall mean any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition specified therein, has been satisfied.

          "Exchange Agreement" shall mean the Interest Rate Exchange Agreement between Hibernia and the Exchange Bank dated as of December 31, 1985, whereby the Agent agrees to pay the Exchange Bank a fixed rate of interest and the Exchange Bank agrees to pay the Agent a floating rate of interest.

          "Exchange Bank" shall mean Chemical.

          "FCX" shall mean Freeport-McMoRan Copper & Gold Inc., a
     Delaware corporation.

          "FCX Credit Agreement" shall mean that certain Credit Agreement among FCX, FI, First Trust of New York, National Association, as trustee, Chemical as administrative and collateral agent, The Chase Manhattan Bank (National Association),as documentary agent, and certain banks, dated as of June 30, 1995, relating to a $200,000,000 credit facility to FCX and FI, as such credit agreement may be amended from time to time.

          "FCX Guaranty" shall mean the partial guarantee of the Obligations by FCX pursuant to that certain FCX Guaranty
     Agreement by FCX in favor of the Agent and others, dated as of June 30, 1995.

          "FI" shall mean P.T. Freeport Indonesia Company, a limited liability company organized under the laws of Indonesia and domesticated in Delaware.

          "FI Credit Agreement" shall mean that certain Credit Agreement among FI, FTX, FCX, First Trust of New York, National Association, as trustee, Chemical as agent and collateral agent, The Chase Manhattan Bank (National Association) as documentary agent, and certain banks, dated as of October 27, 1989, relating to a $550,000,000 credit facility to FI, as such credit agreement may be amended from time to time.

          "FM Properties Credit Agreement" shall mean that certain Credit Agreement among FM Properties, FTX, FCX, Chemical as administrative and collateral agent, The Chase Manhattan Bank (National Association) as documentary agent, and certain banks, dated as of June 30, 1995, relating to a $50,000,000 credit facility to FM Properties, as such credit agreement may be amended from time to time.

          "FRP"  shall  mean Freeport-McMoRan  Resource Partners,
     Limited Partnership, a Delaware limited partnership.

          "FTX" shall mean Freeport-McMoRan Inc., a Delaware corporation.

          "FTX Credit Agreement" shall mean that certain Credit Agreement among FTX, FRP, Chemical as administrative and collateral agent, The Chase Manhattan Bank (National Association) as documentary agent, and certain banks, dated as of June 30, 1995, relating to a $400,000,000 credit facility to FRP and FTX, as such credit agreement may be amended from time to time.

          "FTX Guaranty" shall mean the partial guarantee of the Obligations by FTX pursuant to that certain FTX Guaranty
     Agreement by FTX in favor of the Agent and others, dated as of June 30, 1995.

          "GAAP"   shall   mean  generally   accepted  accounting
     principles applied on a consistent basis.

          "Hibernia"   shall  mean  Hibernia   National  Bank,  a
     national banking association.

          "Indebtedness" shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person for the unearned balance of any payment received under any contract outstanding for 180 days, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business so long as the same are not 180 days overdue or, if overdue, are being contested in good faith and by appropriate proceedings), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capitalized Lease Obligations of such Person, (i) all recourse obligations of such Person with respect to sales of accounts receivable which would be shown under GAAP on the balance sheet of such Person as a liability, (j) all obligations of such Person as an account party (including reimbursement obligations to the issuer of a letter of credit) in respect of bankers' acceptances and letters of credit guaranteeing Indebtedness and (k) all non-contingent obligations of such Person as an account party (including reimbursement obligations to the issuer of a letter of credit) in respect of letters of credit other than those referred to in clause (j) above. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner but shall exclude obligations under leases which are characterized as Operating Leases.

          "Intercreditor Agreements" shall mean (i) the FTX Intercreditor Agreement dated as of June 11, 1992, as amended and restated in its entirety as of June 1, 1993 and as further amended and restated in its entirety as of the Effective Date among Chemical on behalf of certain banks pursuant to the FTX Credit Agreement, Chemical on behalf of certain banks pursuant to the FM Properties Credit Agreement, the Agent, Texas Commerce Bank, and Chemical as collateral agent, as such agreement may be further amended and in effect from time to time; (ii) the FCX Intercreditor Agreement dated as of the Effective Date among Chemical as agent for the banks pursuant to the FCX Credit Agreement, Chemical on behalf of certain banks pursuant to the FM Properties Credit Agreement, Chemical on behalf of certain banks pursuant to the FI Credit Agreement, the Agent, Texas Commerce Bank and Chemical as collateral agent, as such agreement may be further amended and in effect from time to time; and (iii) the FM Properties Intercreditor Agreement dated as of the Effective Date, among FM Properties, FTX, FCX, the Agent, and Chemical on behalf of certain banks pursuant to the FM Properties Credit Agreement and Chemical, as collateral agent, as such Intercreditor and Subordination Agreement may be amended and in effect from time to time.

          "LIBOR" with respect to each Reference Period, means the rate of interest calculated for such Reference Period by the Agent as follows:

     (a) On the Determination Date for such Reference Period, the Agent will obtain from the Dow Jones Telerate Matrix for British Bankers Association Interest Settlement Rates ("Telerate Screen") the offered quotations for Dollar Deposits as of 11:00 A.M. (London time) on such Determination Date; if at least two such offered quotations shall appear on the Telerate Screen, the LIBOR shall be the arithmetic mean of such offered quotations (rounded, if necessary, upwards to the nearest 1/32 of 1%), as determined by the Agent;

     (b) If fewer than two such offered quotations shall appear on the Telerate Screen, the Agent will request each Reference Bank to provide the Agent with its offered quotation for Dollar Deposits to leading banks in London interbank market as of approximately 11:00 A.M. (London time) on such Determination Date; if at least two Reference Banks provide the Agent with such offered quotations, LIBOR shall be the arithmetic mean (rounded as aforesaid) of such offered quotations, as determined by the Agent;

     (c) If fewer than two Reference Banks provide the Agent with such offered quotations, LIBOR shall be the rate per annum which the Agent determines to be the arithmetic mean (rounded as aforesaid) of the offered quotations which leading banks in New York City selected by the Agent are quoting in the New York interbank market on the Determination Date (or if such a day is not a Business Day, the next succeeding Business Day) for Dollar Deposits to leading European banks; or

     (d) If such offered quotations are not available, LIBOR shall be the same as the LIBOR in effect for the last preceding Reference Period for which the LIBOR was established pursuant to any of the procedures set forth in the foregoing paragraphs (a) and (b).

     "Determination Date", with respect to any Reference Period, means the second Business Day in London before the first day of such Reference Period. "Dollar Deposits", with respect to each Reference Period, means Dollar deposits for a period of three months through January 2, 1996, and one, two or three months thereafter, commencing on the first day of such Reference Period, and in an amount equal to $70,000,000; provided, however, that if quotations appearing on the Telerate Screen do not indicate a Dollar amount, such quotations shall be deemed to be for Dollar deposits in an amount equal to $70,000,000; provided further, however, that if quotations appear on the Telerate Screen only in Dollar amounts other than $70,000,000, the quotations, if any, for Dollar deposits next higher than $70,000,000, but not in excess of $100,000,000 shall be deemed to be quotations for Dollar deposits of $70,000,000. "Reference Banks", with respect to any Determination Date, means the principal London offices of the reference banks shown on the Telerate Screen. "Reference Period" means a one-month, two-month or three-month period at FM Properties' option but no Reference Period may extend beyond June 30, 1996. "LIBOR Reserve Adjustment" shall mean the percentage rate per annum equal to (i) a fraction the numerator of which is LIBOR and the denominator of which is one (1.00) minus the Reserve Percentage (as defined below) expressed as a decimal, minus
     (ii) LIBOR. The "Reserve Percentage" is that percentage which is specified from time to time as the maximum reserve requirement against "Eurodollar liabilities" under Regulation D of the Board of Governors of the Federal Reserve System (or any successor) for commercial banks.

          "Lien"  shall  have  the   meaning  set  forth  in  the
     Intercreditor Agreements.

          "Loan" shall mean the $68,000,000 term loan by the Banks to FM Properties, representing the balance of the purchase price to be paid by FM Properties for the purchase of certain assets by the Purchaser from the Sellers.

          "Multiemployer Plan" shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

          "Notes" shall have the  meaning set forth in Subsection
     3.1.

          "Obligations" shall mean the Loan, together with accrued interest thereon, and any and every other debt, liability and obligation, direct and contingent, liquidated or unliquidated, due or to become due, whether now existing or hereafter arising pursuant to this Agreement.

          "PBGC"   shall  mean   the  Pension   Benefit  Guaranty
     Corporation referred to and defined in ERISA.

          "Person"   shall   mean  an   individual,  partnership,
     corporation,  business trust,  joint  stock company,  trust,
     unincorporated  association,   joint  venture,  governmental
     authority or other entity of whatever nature.

          "Plan" shall mean any employee pension benefit plan (other than a Multiemployer Plan) which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and in respect of which FM Properties or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in
     Section 3(5) of ERISA.

          "Purchaser" shall mean FMP Operating Company, a Limited
     Partnership, a Texas limited partnership.

          "Regulation S-X" means Regulation S-X promulgated by the Securities and Exchange Commission.

          "Requirement of Law" shall mean as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, including a Certificate of Limited Partnership, if any, and any law, treaty, rule or regulation, or determination of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          "Responsible Officer" of any entity shall mean any executive officer or financial officer of such entity and any other officer or similar official thereof responsible for the administration of the obligations of such entity in respect of this Agreement; provided that the Responsible Officers of FTX, as managing general partner of FM Properties, shall be deemed to be Responsible Officers of FM Properties.

          "Subsidiary" shall have the meaning set forth in the FM
     Properties  Credit Agreement, the  FTX Credit Agreement, the
     FCX  Credit  Agreement  or   the  FI  Credit  Agreement,  as
     applicable.

          "Termination Date" shall mean June 30, 1996 or, if applicable, any earlier date on which the obligation to pay the Notes in full shall mature pursuant to this Agreement.

     1.2 Other Definitional Provisions. (a) All terms defined in this Agreement shall have the defined meanings when used in the Notes or in any certificate or other document made or delivered pursuant hereto unless the context shall otherwise require.

     (b) The words "hereof", "herein", and "hereunder" and words of similar import when used in this Agreement, and section, subsection, schedule and exhibit references are references to this Agreement unless otherwise specified.

     (c) As used herein and in the Notes, and in any certificate or other document made or delivered pursuant hereto, accounting terms not specifically defined herein shall have the respective meanings given to them under GAAP.


     SECTION 2.  SALE OF ASSETS

     2.1  Conveyances of the Assets.   On December 31, 1985,  the
Sellers conveyed certain assets to the Purchaser.

     2.2 Loan. As payment for the assets originally conveyed by Sellers to the Purchaser, Purchaser agreed to pay the purchase price for the assets to the Sellers. Through successive transactions, FM Properties has assumed the obligations of the Purchaser, and the Banks have acquired the rights of the Sellers. Accordingly, FM Properties hereby agrees to pay the Loan to the Banks in full on the Termination Date.

     SECTION 3.  THE LOAN

     3.1 Notes. The Obligations of FM Properties to pay the Loan and interest thereon shall be evidenced by the respective Notes, originally executed by the Purchaser, dated December 31, 1985 and payable to the respective Sellers, as endorsed and transferred by the Sellers to the Agent for the benefit of the Banks. Each Note shall bear interest for the period from the date thereof until payment in full of the principal amount thereof at the interest rate per annum stated in Subsection 3.3. Interest on each Note shall be payable at such times as are specified in Subsection 3.3. Anything to the contrary herein or in any other agreement executed in connection herewith notwithstanding, the Banks shall not charge, take, collect or receive, and FM Properties shall not be obligated to pay to the Banks, any amounts constituting interest on the Loan in excess of the maximum rate permitted by applicable law. If, for any reason, any payments charged, taken, collected or received on the Loan shall exceed the maximum rate permitted by applicable law, the holder of the Notes shall refund to FM Properties, or at the option of such holder, credit against the principal of the Notes such portion of said interest as shall be necessary to cause the interest actually paid, charged, received or collected and retained on the Notes to equal the maximum rate permitted by applicable law.

     3.2 Optional Prepayments. FM Properties shall have the right to prepay the Obligations in whole or in part at any time prior to January 2, 1996, but only after 15 days' prior notice to the Agent of the intention to do so; provided, however that FM Properties shall pay Hibernia as a prepayment premium the amount which Hibernia is obligated to pay the Exchange Bank for the early termination of the Exchange Agreement with respect to the Exchange Agreement (if the prepayment is in full) or, if possible, for the early termination or reduction of the Exchange Agreement; provided further, however, that should any such early termination or reduction of the Exchange Agreement resulting from a permitted prepayment by FM Properties result in a credit under the Exchange Agreement rather than an early termination penalty, then FM Properties shall be entitled to receive such credit. FM Properties shall have the right to prepay the Obligations in whole or in part at any time after January 2, 1996, but only after 15 days' prior notice to the Agent of its intention to do so; provided, however, that if such prepayment should be on a day other than the last day of a Reference Period, FM Properties shall pay the Banks as a prepayment premium any loss which the Banks may sustain as a result of such prepayment during a Reference Period, the Agent's calculation of such loss to be conclusive absent manifest error.

     3.3 Interest Rate and Payment Dates. (a) For the period through and including January 2, 1996, each Note shall bear interest at the rate of 10.6208% per annum, plus or minus a variable rate per annum equal to the LIBOR Reserve Adjustment. Interest shall be payable in arrears on January 2, 1996.

     (b) For the period from January 3, 1996 through the Termination Date, each Note shall bear interest at the rate of LIBOR plus one and three-eighths (1.375%) percent per annum. Interest shall be payable in arrears on the last day of each Reference Period.

     (c)  The  fixed rate  component  of  interest  described  in
Section 3.3(a) is computed on the basis of a year of 360/360 days and the variable rate component of interest described in Section 3.3(b) is computed on the basis of the actual number of days elapsed over a year of 360 days.

     (d) If any applicable domestic or foreign law, treaty, rule or regulation, or any interpretation or administration thereof by any governmental authority (i) changes the basis of taxation of payments to the Banks on any principal or interest for other amounts attributable to interest at LIBOR (other than taxes imposed on the overall net income of the Banks); (ii) changes, imposes or deems applicable any reserve, special deposit or similar requirements in respect of advances bearing interest at LIBOR (excluding those for which the Banks are fully compensated pursuant to adjustments made in the definition of LIBOR) or against assets of, deposits with or for the account of or credit extended by the Banks; or (iii) imposes on the Banks or the interbank eurocurrency deposit and transfer market any other condition affecting advances bearing interest at LIBOR, and the result of any of the foregoing is to increase the cost to the Banks of funding or maintaining the Loan at LIBOR or to reduce the amount of any sum receivable by the Banks in respect of advances bearing interest at LIBOR, then the Agent shall promptly notify FM Properties in writing of the happening of such event and accompanying such notice shall be a summary of the supporting calculation, and FM Properties shall upon demand pay to the Banks such additional amount or amounts as will compensate the Banks for such additional cost or reduction. The Agent's calculation shall be deemed conclusive absent manifest error.

     3.4 Exculpation. Subject to the rights of the Banks against FTX and FCX under the FTX Guaranty and the FCX Guaranty, each of the Banks agree for themselves and their heirs, successors and assigns that any claim against FM Properties which may arise for payment of the principal of and interest on the Notes and for fees, expenses and all other amounts payable by FM Properties hereunder shall be made only against and shall be limited to FM Properties and that no judgment, order or execution entered in any suit, action or proceeding, whether legal or equitable, with respect to payment of the Notes shall be obtained or enforced against any partner of FM Properties or the assets of any partner of FM Properties, any right to proceed against the partners of FM Properties as a result of their capacity as a partner of FM Properties, individually or their respective assets in respect of payment of the Notes being hereby expressly waived, renounced and remitted by each of the Banks for themselves and their heirs, successors and assigns. Nothing in this Subsection 3.4, however, shall be deemed to be a waiver by any of the Banks or any other holders of the Notes of any right to proceed against any of the partners of FM Properties or their respective assets in respect of claims other than for payment of the Notes, which such Banks or other holders may have against such partner or assets, and nothing in this Subsection 3.4 shall be construed so as to prevent any of the Banks or any other holders of the Notes from commencing any action, suit or proceeding with respect to, or causing legal papers to be served upon, any partner of FM Properties for the purpose of obtaining jurisdiction over FM Properties. Furthermore, nothing contained in this Subsection
3.4 shall be deemed to diminish, waive or affect in any manner the rights of the Agent, Banks, or Banks' assigns, against FTX, FCX or their assets under and pursuant to the FTX Guaranty or the FCX Guaranty or any Liens or rights of the Agent or Banks as contemplated or provided for in the Intercreditor Agreements.

     3.5 Acknowledgment and Modification of Notes. FM Properties and the Banks agree that (i) the Notes are hereby amended to extend the maturity dates thereof from January 2, 1996 to June 30, 1996 and (ii) all references to the Note Agreement in the Notes shall be deemed to refer to this Agreement.


     SECTION 4.  SECURITY

     4.1 Security. The Obligations of FM Properties in favor of the Banks are secured by the following:

          (i)  FTX Guaranty and FCX Guaranty.

         (ii) All Liens and rights of the Banks as contemplated or provided for in the Intercreditor Agreements, including the Shared Collateral and any Substitute
               Collateral.

     4.2 Required Collateralization (FTX). If FTX or any Subsidiary of FTX (other than FRP pursuant to the FTX Credit Agreement, or any other Subsidiary of FTX or FRP that becomes a direct borrower under the FTX Credit Agreement) grants, pledges or otherwise furnishes any Lien or other collateral or security to any bank pursuant to the FTX Credit Agreement, the FTX Guaranty or the FTX Intercreditor Agreement, then contemporaneously therewith (and with equal priority on a ratable basis as provided in the FTX Intercreditor Agreement), FTX and/or such Subsidiary, as the case may be, shall (i) grant, pledge or otherwise furnish the same Lien and other collateral and security to the Banks (or to the collateral agent under the FTX Intercreditor Agreement for the benefit of the Banks) as security for the FTX Guaranty and (ii) execute, acknowledge, file, record and deliver to the Banks (or to the collateral agent under the FTX Intercreditor Agreement for the benefit of the Banks) the same security instruments and other agreements which are executed, acknowledged, filed, recorded or delivered to or for the benefit of such banks or other lenders or creditors, in each case revised reflecting the Banks as the secured party and the Obligations as the secured indebtedness, all as contemplated by the FTX Intercreditor Agreement.

     4.3 Required Collateralization (FCX). If FCX or any Subsidiary (other than FI pursuant to the FCX Credit Agreement or the FI Credit Agreement or any Subsidiaries of FI pursuant to the FCX Credit Agreement or the FI Credit Agreement or any other Subsidiary of FCX that becomes a direct borrower under the FCX Credit Agreement) grants, pledges or otherwise furnishes any Lien or other collateral or security to any bank or other lender or creditor under or pursuant to the FCX Credit Agreement, or the
FCX Guaranty or the FCX Intercreditor Agreement, then contemporaneously therewith (and with equal priority on a ratable basis as provided in the FCX Intercreditor Agreement), FCX and/or such Subsidiary, as the case may be, shall (i) grant, pledge or otherwise furnish the same Lien and other collateral and security to the Banks (or to the collateral agent under the FCX Intercreditor Agreement for the benefit of the Banks) as security for the FCX Guaranty and (ii) execute, acknowledge, file, record and deliver to the Banks (or to the Collateral Agent under the FCX Intercreditor Agreement for the benefit of the Banks) the same security instruments and other agreements which are executed, acknowledged, filed, recorded or delivered to or for the benefit of such banks or other lenders or creditors, in each case revised reflecting the Banks as the secured party and the Obligations as the secured indebtedness, all as contemplated by the FCX Intercreditor Agreement.


     SECTION 5.  REPRESENTATIONS AND WARRANTIES

     FM Properties represents and warrants to the Banks as of the Effective Date:

     5.1 Partnership Existence; Compliance with Law. (a) FM Properties (i) is a general partnership duly formed, validly existing and in good standing under the laws of the State of Delaware, (ii) has the partnership power and authority to own and operate its properties, to operate the property it operates and to conduct the business in which it is currently engaged, (iii) is duly qualified to do business and is in good standing in every jurisdiction in which it owns a material amount of property or conducts a material amount of business and in which such qualification is necessary, and (iv) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not have a material adverse effect on the business, operations, property or financial or other condition of FM Properties, and could not materially and adversely affect the ability of FM Properties to perform its obligations under this Agreement and the Notes.

     (b) FTX (i) is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware,
(ii) has the corporate power and authority to own and operate its properties, to operate the property it operates and to conduct the business in which it is currently engaged, (iii) is duly qualified to do business and is in good standing in every jurisdiction in which it owns a material amount of property or conducts a material amount of business and in which such qualification is necessary, and (iv) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not have a material adverse effect on the business, operations, property or financial or other condition of FTX, and could not materially and adversely affect the ability of FTX to perform its obligations under this Agreement and the FTX Guaranty.

     (c) FCX (i) is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware,
(ii) has the corporate power and authority to own and operate its properties, to operate the property it operates and to conduct the business in which it is currently engaged, (iii) is duly qualified to do business and is in good standing in every jurisdiction in which it owns a material amount of property or conducts a material amount of business and in which such qualification is necessary, and (iv) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not have a material adverse effect on the business, operations, property or financial or other condition of FCX, and could not materially and adversely affect the ability of FCX to perform its obligations under this Agreement and the FCX Guaranty.

     5.2 Partnership Power; Authorization; Enforceable Obligations. (a) FM Properties has the power and authority and the legal right to make, deliver and perform its obligations under this Agreement and the Notes and has taken (and each of its partners has taken) all necessary action to authorize the incurring of the Obligations on the terms and conditions of this Agreement and the Notes and to authorize the execution and delivery of this Agreement and the performance of this Agreement and the Notes. No consent or authorization of, filing with, or other act by or in respect of any governmental authority is required in connection with the Obligations thereunder or with the execution and delivery, performance, validity or enforceability of this Agreement or the Notes. This Agreement has been executed and delivered on behalf of FM Properties and constitutes a legal, valid and binding obligation of FM Properties enforceable against FM Properties in accordance with its terms, except as enforceability may be affected by general principles of equity or may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally.

     (b) FTX has the power and authority and the legal right to make, deliver and perform its obligations under this Agreement and the FTX Guaranty and has taken all necessary corporate action to authorize the guaranty of the Obligations on the terms and conditions of this Agreement and the FTX Guaranty and to authorize the execution and delivery of this Agreement and the performance of this Agreement and the FTX Guaranty. No consent or authorization of, filing with, or other act by or in respect of any governmental authority is required in connection with the Obligations thereunder or with the execution and delivery, performance, validity or enforceability of this Agreement or the FTX Guaranty. This Agreement and the FTX Guaranty have been executed and delivered on behalf of FTX and constitutes a legal, valid and binding obligation of FTX enforceable against FTX in accordance with its terms, except as enforceability may be affected by general principles of equity or may be limited by applicable bankruptcy, insolvency, reorganization, moratorium (in the case of such events relating to FTX as distinct from FM Properties) or similar laws affecting the enforcement against FTX of creditors' rights generally.

     (c) FCX has the power and authority and the legal right to make, deliver and perform its obligations under this Agreement and the FCX Guaranty and has taken all necessary corporate action to authorize the guaranty of the Obligations on the terms and conditions of this Agreement and the FCX Guaranty and to authorize the execution and delivery of this Agreement and the performance of this Agreement and the FCX Guaranty. No consent or authorization of, filing with, or other act by or in respect of any governmental authority is required in connection with the Obligations thereunder or with the execution and delivery, performance, validity or enforceability of this Agreement, the Notes or the FCX Guaranty. This Agreement and the FCX Guaranty have been executed and delivered on behalf of FCX and constitutes a legal, valid and binding obligation of FCX enforceable against FCX in accordance with its terms, except as enforceability may be affected by general principles of equity or may be limited by applicable bankruptcy, insolvency, reorganization, moratorium (in the case of such events relating to FCX as distinct from FM Properties) or similar laws affecting the enforcement against FCX of creditors' rights generally.

     5.3 No Legal Bar. The execution and delivery of this Agreement by FM Properties, FTX and FCX and the performance of this Agreement by FM Properties, FTX and FCX, the Notes by FM Properties, the FTX Guaranty by FTX and the FCX Guaranty by FCX will not violate any Requirement of Law or Contractual Obligation of FM Properties, FTX or FCX and will not result in or require the creation or imposition of any material Lien on any of its property or assets or revenues pursuant to the provisions of a mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which FM Properties, FTX or FCX is a party or by which it is contractually bound, other than as contemplated by the Intercreditor Agreements, respectively.

     5.4 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or governmental authority is pending or, to the knowledge of FM Properties, FTX or FCX, threatened by or against FM Properties, FTX or FCX or against any of its properties or revenues (a) with respect to this Agreement, the Notes, the FTX Guaranty or the FCX Guaranty, or any of the transactions contemplated hereby, or (b) that, if adversely determined, would have a material adverse effect on the business, operations, property or financial or other condition of FM Properties, FTX or FCX, except as follows: (i) FM Properties Operating Co. v. City of Austin, No. A-94-CA-647-IN, United States District Court for the Western District of Texas, Austin Division (pending appeal to the 5th Circuit); and (ii) Notice of Intent to Sue dated May 7, 1995 by SOS Legal Defense Fund with the Secretary of the Interior providing the 60-day notice requested under the Endangered Species Act to attach the 10-A Permit issued to FM Properties Operating Co.

     5.5 No Default. Neither FM Properties, FTX nor FCX is in default under or with respect to any Contractual Obligation in any respect that could be material and adverse to the business, operations, property or financial or other condition of FM Properties, FTX or FCX or that could materially adverse affect the ability of FM Properties, FTX or FCX to perform its obligations under this Agreement, the Notes, the FTX Guaranty or the FCX Guaranty. No Default or Event of Default hereunder has occurred and is continuing.

     5.6 Title, etc. FM Properties, FTX and FCX have good and valid title to their material properties, assets and revenues (exclusive of oil, gas and other mineral properties on which no development or production activities following discovery of commercially exploitable reserves are being conducted), free and clear of all Liens except such as are permitted by the FM Properties Credit Agreement, the FTX Credit Agreement and the FCX Credit Agreement and except for covenants, restrictions, rights, easements and minor irregularities in title which do not individually or in the aggregate interfere with the occupation, use and enjoyment by FM Properties, FTX or FCX of such properties and assets in the normal course of business as presently conducted or materially impair the value thereof for use in such business.

     5.7 No Burdensome Restrictions. No Contractual Obligation of FM Properties, FTX or FCX and no Requirement of Law materially adversely affects or insofar as FM Properties, FTX or FCX may reasonably foresee will materially adversely affect the ability of FM Properties, FTX or FCX to perform their obligations under this Agreement, the Notes, the FTX Guaranty or the FCX Guaranty.

     5.8 Taxes. FM Properties, FTX and FCX have filed or caused to be filed all tax returns that to their knowledge are required to be filed unless appropriate extensions have been obtained and have paid all taxes shown to be due and payable on said returns or on any assessments made against them or any of their property and all other taxes, fees or charges of any other governmental authority (except to the extent protested in good faith by appropriate proceedings); and no tax liens have been filed and, to the knowledge of FM Properties, FTX or FCX, as the case may be, no claims are being asserted with respect to any such taxes, fees or other charges.

     5.9 Federal Regulations. Neither FM Properties, FTX nor FCX is or will be engaged principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any loans hereunder will be used for "purchasing" or "carrying" "margin stock" as so defined or for any purpose that violates, or that would be inconsistent with, the provisions of the Regulations of such Board of Governors. If requested by any Seller, FM Properties, FTX and FCX will furnish to the Banks a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in said Regulation U to the foregoing effect.

     5.10   ERISA.   No ERISA Event has  occurred with respect to
any Plan.

     5.11    Investment Company  Act.   FM  Properties is  not an
"investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.


     SECTION 6.  CONDITIONS PRECEDENT

     6.1 Conditions to Effectiveness. The following constitute conditions precedent to the effectiveness of this Agreement:

     (a)  Agreement.    The   Banks  shall  have  received   this
Agreement, executed  by a  Responsible Officer of  FM Properties,
FTX and FCX.

     (b) First Amendment to Loan Participation Agreement. The Banks shall have executed the First Amendment to Loan Participation Agreement between the Banks (i) extending the maturity date of the Notes, (ii) providing for the interest rate on the Notes after January 2, 1996, and (iii) reflecting the provisions of this Agreement.

     (c) Intercreditor Agreements, Guaranties and Security Agreements. The Banks shall have received executed copies of the Intercreditor Agreements, FTX Guaranty and FCX Guaranty and if requested by the Banks, copies of the security agreements
executed  in   connection  therewith,   in  form  and   substance
satisfactory to the Banks.

     (d) Credit Agreements. The Banks shall have received copies of the executed FM Properties Credit Agreement, FTX Credit Agreement, FCX Credit Agreement and FI Credit Agreement, with all exhibits and schedules, in form and substance satisfactory to the Banks.

     (e)  FM  Properties  Partnership and  Corporate Proceedings.
(i) The Banks shall have received a certificate of the Secretary or Assistant Secretary of FTX, as managing general partner of FM Properties, certifying (i) that attached thereto is a true and correct copy of the partnership agreement of FM Properties, (ii) that attached thereto is a true and correct copy of the certificate of incorporation of FTX, (iii) that attached thereto is a true and correct copy of resolutions of the board of directors of FTX, as managing general partner of FM Properties, authorizing the execution of this Agreement and all documents related hereto, and (iv) the incumbency of the officer(s) of FTX, as managing general partner, executing this Agreement and all documents related hereto.

     (f) FTX Corporate Proceedings. (i) The Banks shall have received a certificate of the Secretary or Assistant Secretary of FTX, certifying (i) that attached thereto is a true and correct copy of resolutions of the board of directors of FTX authorizing the execution of this Agreement and the FTX Guaranty and all documents related thereto and (ii) the incumbency of the officer(s) of FTX, executing this Agreement, the FTX Guaranty and all documents related hereto.

     (g) FCX Corporate Proceedings. (i) The Banks shall have received a certificate of the Secretary or Assistant Secretary of FCX, certifying (i) that attached thereto is a true and correct copy of resolutions of the board of directors of FCX authorizing the execution of this Agreement and the FCX Guaranty and all documents related thereto and (ii) the incumbency of the officer(s) of FCX, executing this Agreement, the FCX Guaranty and all documents related hereto.

     (h) Legal Opinions. The Banks shall have received (i) an opinion of John G. Amato, counsel to FM Properties, dated the Effective Date in form and substance satisfactory to the Agent and addressed to the Banks, and (ii) an opinion of Davis Polk & Wardwell, counsel to FTX and FCX, dated the Effective Date in form and substance satisfactory to the Agent and addressed to the Banks.

     (i)  No Default or Event of Default.  No Default or Event of
Default shall have  occurred and be  continuing on the  Effective
Date or would result after giving effect to the FCX Spin Off.

     (j)  Additional  Matters.   All  other documents  and  legal
matters in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Banks, the Agent and their counsel.

     SECTION 7.  AFFIRMATIVE COVENANTS

     FM Properties hereby agrees that, so long as this Agreement remains in effect and any Note remains outstanding and unpaid, unless the Banks shall have otherwise consented in writing, FM
Properties shall:

     7.1  Financial  Statements.   Furnish to the  Banks and  the
Agent the following:

          (a) within 95 days after the end of each fiscal year of FM Properties, the Company, FTX and FCX, a consolidated balance sheet of FM Properties, the Company, FTX and FCX as at the close of such fiscal year and consolidated statements of operations and of cash flow of FM Properties, the Company, FTX and FCX, for such year, with the opinion thereon of Arthur Andersen & Co. or other independent public accountants of national standing (as to the Company, FTX and FCX) and certified by a Responsible Officer of FTX (as to FM Properties);

          (b) within 50 days after the end of each of the first three quarters of each fiscal year of FM Properties, the Company, FTX and FCX, consolidated balance sheets of FM Properties, the Company, FTX and FCX as at the end of such quarter and consolidated statements of operations of FM Properties, the Company, FTX and FCX for such quarter and consolidated statements of operations and of cash flow of FM Properties, the Company, FTX and FCX for the period from the beginning of the fiscal year to the end of such quarter, certified by a Responsible Officer of FTX (as to FM Properties and FTX), the Company (as to the Company) and of FCX (as to FCX);

          (c) promptly after their becoming available, (a) copies of all financial statements, reports and proxy statements which the Company, FTX or FCX shall have sent to their respective shareholders generally, (b) copies of all registration statements (excluding registration statements relating to employee benefit plans) and regular and periodic reports, if any, which the Company, FTX or FCX shall have filed with the SEC or with any national securities exchange and (c) if requested by any Bank, copies of each annual report filed with any governmental agency pursuant to ERISA with respect to each Plan of FM Properties or any of its Subsidiaries;

          (d) within 95 days after the end of each fiscal year of FM Properties, a certificate by a Responsible Officer of FM Properties, to the effect that no Event of Default or Default has occurred and is continuing, or if an Event of Default or Default has occurred and is continuing, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

          (e) promptly upon the occurrence of any ERISA Event, Event of Default, Default (as such terms are defined in the FM Properties Credit Agreement, the FTX Credit Agreement, the FCX Credit Agreement or the FI Credit Agreement) or the commencement of any proceeding regarding FM Properties, the Company, FTX or FCX or any Subsidiary of such entities under any Federal or state bankruptcy law, notice thereof, describing the same in reasonable detail;

          (f) promptly upon the occurrence of any development that, in the judgment of FM Properties, has resulted in, or could reasonably be anticipated to result in, a material adverse effect on the business, assets, operations or financial condition of FM Properties or its ability to comply with its obligations under this Agreement or the Notes, notice thereof, describing the same in reasonable detail;

          (g) Copies of (i) all executed amendments to the FM Properties Credit Agreement, the FTX Credit Agreement, the FCX Credit Agreement or the FI Credit Agreement as soon as available and copies of all requests for amendments to the FM Properties Credit Agreement, the FTX Credit Agreement, the FCX Credit Agreement or the FI Credit Agreement simultaneously with the distribution of such proposed amendments to the lenders (as a whole) under the FM Properties Credit Agreement, the FTX Credit Agreement, the FCX Credit Agreement or the FI Credit Agreement; and (ii) all requests for consent or waiver submitted by FM
     Properties to the lenders (as a whole) under the FM Properties Credit Agreement, by FTX or FRP under the FTX Credit Agreement, by FCX or FI under the FCX Credit Agreement or by FI under the FI Credit Agreement, in each case as soon as available.

          (h) from time to time, such further information regarding the business, affairs and financial condition of FM Properties, the Company, FTX or FCX or any Subsidiary of such entities as the Agent or any Bank may reasonably request.

All such financial statements shall be complete and correct in all material respects and be prepared in reasonable detail and in accordance with GAAP consistently applied.

     7.2 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all material Indebtedness, Contingent Obligations, taxes, assessments or governmental charges or levies, and other obligations of whatever nature (except as contested in good faith by appropriate proceedings) of FM Properties.

     7.3  Notices; Reports.   Promptly give notice, or  a report,
as the case may be, to the Agent and Banks:

          (a) Of the occurrence of any Default or Event of Default (stating that such notice is a "notice of default") and in addition to such notice deliver to the Banks a certificate signed by a Responsible Officer describing in detail the steps FM Properties has taken or proposes to take to remedy such Default or Event of Default;

          (b) Of any (i) default or event of default under any material Contractual Obligation of FM Properties, FTX or FCX or (ii) litigation, investigation or proceeding which may exist at any time between FM Properties, FTX or FCX and any governmental authority, which in either case might have a material adverse effect on the business, operations, property or financial or other condition of FM Properties, FTX or FCX;

          (c)  Of  any  litigation  or  proceeding  affecting  FM
     Properties, FTX or FCX that could have a material adverse effect upon the business, operations, property or financial or other condition of FM Properties, FTX or FCX;

          (d) Concurrently with the delivery of the financial statements referred to in Subsection 7.1(a) and (b), a certificate of a Responsible Officer of each of FM Properties, FTX or FCX, as the case may be, stating that, to the best of such officer's knowledge, each of FM Properties, FTX or FCX, as the case may be, during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement to be observed, performed or satisfied by it, and that such officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate;

          (e) Of the following events, as soon as possible and in any event within 10 days after FM Properties, FTX or FCX knows of: (i) the occurrence or expected occurrence of any
     ERISA Event with respect to any Plan, or (ii) the institution of proceedings or the taking or expected taking of any other action by PBGC, FM Properties, FTX or FCX or any Commonly Controlled Entity to terminate, withdraw or partially withdraw from any Plan with respect to a Multiemployer Plan, the Reorganization or Insolvency of the Plan (as defined by ERISA) and in addition to such notice, deliver to the Agent whichever of the following may be applicable: (A) a certificate of the Responsible Officer of FM Properties, FTX or FCX, as the case may be, setting forth details as to such ERISA Event and the action that FM Properties, FTX or FCX or Commonly Controlled Entity proposes to take with respect thereto, together with a copy of any notice of such ERISA Event that may be required to be filed with PBGC, or (B) any notice delivered by PBGC evidencing its intent to institute such proceedings or any notice to PBGC that such Plan is to be terminated, as the case may be;

          (f) Of a material adverse change in the business, operations, property or financial or other condition of FM
     Properties, FTX or FCX;

          (g)  In  the  event of  the  filing  or institution  of
     voluntary  or  involuntary   bankruptcy  proceedings  by  or
     against FM Properties, the Company, FTX or FCX.

Each notice pursuant to this subsection shall be accompanied by a statement of the Responsible Officer of FM Properties, FTX or FCX, as the case may be, setting forth details of the occurrence referred to therein and stating what action FM Properties, FTX or FCX, as the case may be, proposes to take with respect thereto. For all purposes of clause (e) of this subsection, FM Properties, FTX or FCX, as the case may be, shall be deemed to have all knowledge attributable to the administrator of such Plan.


     SECTION 8.  ADDITIONAL COVENANTS

     FM Properties, FTX and FCX hereby agree that, so long as any Note remains outstanding and unpaid, FM Properties, FTX or FCX, as the case may be, shall:

     8.1 Covenants Incorporated by Reference from the FM Properties Credit Agreement. (a) FM Properties will at all times be in full compliance with Section 4.1 of the FM Properties
Credit Agreement, which is hereby incorporated by reference herein with the same force and effect as though fully set forth herein in its entirety; provided that the references therein to "Default", "Event of Default", "Bank" or "Agents" are replaced with the references to "Default", "Event of Default", "Banks" and "Agent" hereunder, respectively.

     (b) FM Properties will not at any time fail to be in full compliance with Section 4.2 of the FM Properties Credit Agreement, which is hereby incorporated by reference herein with the same force and effect as though fully set forth herein in its entirety; provided that the references therein to "this Agreement", "this Agreement", "this Agreement", the Pledge Agreement or the Security Agreement", "Default", "Event of Default", "Banks", "Banks", "Required Banks" and "Agents" or "Agent" are replaced herein with references to "this Agreement", "Default", "Event of Default", "Banks" and "Agent" hereunder, respectively.

     (c) FM Properties shall not amend, supplement, change, terminate or waive any material provision of any Material Agreement (as defined in the FM Properties Credit Agreement) unless the Agent shall have received 30 days' notice of such amendment, supplement, change, termination or waiver and the Agent shall not have objected thereto on the ground that it would, in its judgment, adversely affect the rights or interest of the Banks; provided that if FM Properties shall not have given such 30 days' notice, FM Properties shall not amend, supplement, change, terminate or waive any material provision of any Material Agreement unless the Agent shall have given its written consent thereto.

     (d) In the event that (i) any of the sections of the FM Properties Credit Agreement in effect as of the Effective Date referred to in this Agreement are renumbered or relocated within the FM Properties Credit Agreement, this Agreement shall be deemed to be amended to refer to the redesignated or relocated sections; and (ii) to the extent that any of the sections of the FM Properties Credit Agreement are amended or waivers are obtained prior to the occurrence of an Event of Default under the FM Properties Credit Agreement, this Agreement shall henceforth refer to such sections as amended or waived.

     8.2 Covenants Incorporated by Reference from the FTX Credit Agreement. (a) FTX will at all times be in full compliance with
Section 5.1 of the FTX Credit Agreement, which is hereby incorporated by reference herein with the same force and effect as though fully set forth herein in its entirety; provided that the references therein to "Default", "Event of Default", "Bank" or "Agents" are replaced with the references to "Default", "Event of Default", "Banks" and "Agent" hereunder, respectively.

     (b) FTX will not at any time fail to be in full compliance with Section 5.2 of the FTX Credit Agreement, which is hereby incorporated by reference herein with the same force and effect as though fully set forth herein in its entirety; provided that the references therein to "this Agreement", "this Agreement", the Pledge Agreement or the Security Agreement", "Default", "Event of Default", "Banks", "Required Banks" and "Agents" or "Agent" are replaced herein with references to "this Agreement", "this Agreement", "Default", "Event of Default", "Banks", "Banks" and "Agent" hereunder, respectively.

     (c) In the event that (i) any of the sections of the FTX Credit Agreement in effect as of the Effective Date referred to in this Agreement are renumbered or relocated within the FTX Credit Agreement, this Agreement shall be deemed to be amended to refer to the redesignated or relocated sections; and (ii) to the extent that any of such sections of the FTX Credit Agreement are amended or waivers are obtained prior to the occurrence of an Event of Default under the FTX Credit Agreement, this Agreement shall henceforth refer to such sections as amended or waived. Notwithstanding the foregoing, in the event that any amendment or waiver of the FTX Credit Agreement deletes (rather than amends or waives) any one or more of the following financial covenants:
Sections 5.2(f) (EBITDA Ratio), 5.2(h) (Debt to Capital Ratio) or 5.2(q) (Equity Payments) without the prior written consent of the Banks, then, for purposes of complying with the provisions of this Section 8.2, the provisions of Sections 5.2(f), 5.2(h) and 5.2(q) shall be deemed to have continued as in effect immediately prior to the deletion of such section(s).

     8.3 Covenants Incorporated by Reference from the FCX Credit Agreement. (a) FCX will at all times be in full compliance with
Section 5.1 of the FCX Credit Agreement, which is hereby incorporated by reference herein with the same force and effect as though fully set forth herein in its entirety; provided that the references therein to "Default", "Event of Default", "Bank" or "Agents" are replaced with the references to "Default", "Event of Default", "Banks" and "Agent" hereunder, respectively.

     (b) FCX will not at any time fail to be in full compliance with Section 5.2 of the FCX Credit Agreement, which is hereby incorporated by reference herein with the same force and effect as though fully set forth herein in its entirety; provided that the references therein to "this Agreement", "this Agreement, the Pledge Agreement or the Security Agreement", "Default", "Event of Default", "Banks", "Required Banks" and "Agents" or "Agent" are replaced herein with references to "this Agreement", "this Agreement", "Default", "Event of Default", "Banks", "Banks" and "Agent" hereunder, respectively.

     (c) In the event that (i) any of the sections of the FCX Credit Agreement in effect as of the Effective Date referred to in this Agreement are renumbered or relocated within the FCX Credit Agreement, this Agreement shall be deemed to be amended to refer to the redesignated or relocated sections; and (ii) to the extent that any of such sections of the FCX Credit Agreement are amended or waivers are obtained prior to the occurrence of an Event of Default under the FCX Credit Agreement, this Agreement shall henceforth refer to such sections as amended or waived. Notwithstanding the foregoing, in the event that any amendment or waiver of the FCX Credit Agreement deletes (rather than amends or waives) any one or more of the following financial covenants:
Sections 5.2(b) (Borrowing Base Limits) 5.2(f) (EBITDA Ratio) or 5.2(q) (Equity Payments) without the prior written consent of the Banks, then, for purposes of complying with the provisions of this Section 8.3, the provisions of Sections 5.2(b), 5.2(f) and 5.2(q) shall be deemed to have continued as in effect immediately prior to the deletion of such section(s).


     SECTION 9.  EVENTS OF DEFAULT

     9.1   Event of Default.   Upon the occurrence of  any of the
following events:

          (a) FM Properties shall default for three or more days in the payment when due (whether at the due date thereof, at a date fixed for prepayment thereof, by acceleration thereof or otherwise) of any principal on any Note; or

          (b) FM Properties shall default for three or more days in the payment when due of any interest on any Note or any other amount payable under this Agreement; or

          (c) Any representation or warranty made by FM Properties herein or by FTX or FCX or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement shall prove to have been incorrect in any material respect on or as of the date made; or

          (d) FM Properties shall default (i) in the observance or performance of any of the covenants or agreements contained in Section 7 or Section 8.1(a) hereof, and such default shall remain unremedied for 30 days after written notice thereof shall have been given to FM Properties by the Agent; or (ii) in the observance or performance of any of the covenants or agreements contained in Section 8.1(b) hereof (except for a change in FM Properties' fiscal year); or

          (e) FTX or FCX shall default (i) in the observance of any of the covenants or agreements contained in Section 8.2(a) or Section 8.3(a) hereof, and such default shall remain unremedied for 30 days after written thereof shall have been given to FM Properties by the Agent; or (ii) in the observance of any of the covenants or agreements contained in Section 8.2(b) or Section 8.3(b) hereof (except for a change in FTX's or FCX's fiscal year); or

          (f) FM Properties, FTX and FCX shall fail to pay any amounts due to the Agent pursuant to the Agent's Fee
     Agreement on or before the second Business Day following notice of non-payment from the holder of the Notes; or

          (g)  An  "Event  of  Default"  (as defined  in  the  FM
     Properties Credit  Agreement, the FTX  Credit Agreement, the
     FCX Credit Agreement or the FI Credit Agreement) shall occur and be continuing; or

          (h) (i) FM Properties, FTX or FCX, or any Subsidiaries thereof, shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or FM Properties, FTX or FCX, or any Subsidiary thereof, shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against FM Properties, FTX or FCX, or any Subsidiaries thereof, any case, proceeding or other action of a nature referred to in case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against FM Properties, FTX or FCX, or any Subsidiaries thereof, any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) FM Properties, FTX or FCX, or any Subsidiaries thereof, shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) FM Properties, FTX or FCX, or any Subsidiaries thereof, shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they may become due;

          (i) an ERISA Event shall have occurred with respect to any Plan or Multiemployer Plan that, when taken together with all other ERISA Events, reasonably could be expected to result in liability of FM Properties, FTX or FCX in an aggregate amount exceeding the following threshold amounts or requires payments exceeding the following threshold amounts in any year: for FM Properties $5,000,000, for FTX $10,000,000 or for FCX $10,000,000;

          (j) the FTX Guaranty or the FCX Guaranty shall cease to be, or shall be asserted by FM Properties, FTX or FCX or any of their affiliates not to be in full force and effect and enforceable in all material respects in accordance with its terms; or

          (k) FTX shall for any reason cease to be the sole managing general partner of FM Properties or the functions of FTX as the managing general partner of FM Properties shall generally be carried out for any reason by any person other than FTX; provided that FTX may designate any of its Subsidiaries to discharge the duties of FTX as managing general partner of the FM Properties;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (h) above, the Obligations hereunder (with accrued interest thereon) and all other amounts owing under this Agreement including the prepayment premium described in Subsection 9.2 hereof and the Notes shall immediately become due and payable, and (B) if such event is any other Event of Default, the holders of the Notes may, by notice to FM Properties, declare the Obligations hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

     9.2 Acceleration Payment. In the event that the Obligations become due and payable in full pursuant to Subsection 9.1, FM Properties shall immediately pay Hibernia, in addition to all other amounts due hereunder, an acceleration premium equal to any amount which FM Properties would have been obligated to pay Hibernia in the case of a voluntary prepayment for the early termination of the Exchange Agreement pursuant to Section 3.2 hereof.


     SECTION 10.  FTX GUARANTEE

     10.1 Guarantee by FTX. Pursuant to the FTX Guaranty and the FCX Guaranty, FTX and FCX taken together, guarantee the full repayment of principal and interest on the Notes. As additional consideration for the Banks permitting the FCX Spin Off, and in addition to the Obligations guaranteed by FTX pursuant to the FTX Guaranty and by FCX pursuant to the FCX Guaranty, FTX hereby unconditionally and irrevocably guarantees, solidarily as a primary obligor and not merely as a surety, the due and punctual payment of (i) the prepayment premium described in Section 3.2 hereof, (ii) the costs and expenses described in Section 11.4(a) hereof or the acceleration payment described in Section 9.2 hereof, (iii) the indemnity payments described in Section 11.4(b) hereof, and (iv) all other Obligations (other than the payment of principal and interest on the Notes) of FM Properties pursuant to this Agreement ("Other Amounts").

          FTX waives presentment to, demand of payment from and protest to FM Properties or FTX of any of the Other Amounts and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. The obligations of FTX under this Section shall not be affected by (a) the failure of the Agent to assert Other Amounts against FM Properties under the provisions of this Agreement, any other security documents, any intercreditor document, or otherwise; (b) any rescission, waiver, amendment or modification of any of the terms or provisions of the Other Amounts; (c) the release of any guarantee or any security held by the Agent for the Other Amounts; or (d) the failure of the Agent to exercise any right or remedy against any other guarantor of the Other Amounts.

          FTX further agrees that its guarantee constitutes a guarantee of payment when due and not of collection and waives any right to require that any resort be had by the Agent to any other guarantee or any security held for payment of the Other Amounts or to any balance of any deposit account or credit on the books of the Agent or any Bank in favor of FM Properties or to any other partner of FM Properties or any other Person.

          FTX further agrees that its guarantee shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on the Other Amounts (including, without limitation, any payment pursuant to this guarantee) is rescinded or must otherwise be restored by the Agent upon the bankruptcy or reorganization of FM Properties or otherwise.

          Upon payment by FTX of the Other Amounts to the Agent and the Banks as provided above in this Section, all rights of FTX against FM Properties arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior payment in full of all FM Properties Obligations to the Banks and shall not be exercised by FTX prior to payment in full of all FM Properties Obligations.

     SECTION 11.  MISCELLANEOUS

     11.1 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be prior and in writing or by telegraph, telecopy or telex and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made upon receipt by the proper party, or when delivered by hand, after three days when deposited in the mail, air postage prepaid, or, in the case of telegraphic notice, when delivered to the telegraph company, or, in the case of telex notice, when sent, answerback received, addressed as follows in the case of FM Properties, FTX, FCX, the Banks and the Agent, or to such address as may be hereafter notified in writing by the respective parties hereto and any future holders of the Notes:

     FM Properties: FM Properties Operating Co.
               1615 Poydras Street
               P. O. Box 61119
               New Orleans, Louisiana  70112/70161
               Attention:  Treasury Department
               Telex No. 8109515386
               Answerback  FREE-SULPH NO
               Telecopy No.  (504 582-4511

     FTX:      Freeport-McMoRan Inc.
               1615 Poydras Street
               P. O. Box 61119
               New Orleans, Louisiana  70112/70161
               Attention:  Treasury Department
               Telex No. 8109515386
               Answerback: FREE-SULPH NO
               Telecopy No.:  (504) 582-4511

     FCX:      Freeport-McMoRan Copper & Gold Inc.
               1615 Poydras Street
               P. O. Box 61119
               New Orleans, Louisiana  70112/70161
               Attention:  Treasury Department
               Telex No. 8109515386
               Answerback: FREE-SULPH NO
               Telecopy No.:  (504) 582-4511

     Agent:    Hibernia National Bank
               313 Carondelet Street
               P. O. Box 61540
               New Orleans, Louisiana  70112/70161
               Attention:  Manager, Commercial Banking
               Telex No.: 587492
               Answerback:  HIBBANK-NLN
               Telecopy No.:  (504) 533-2060

     Banks:    Hibernia National Bank
               313 Carondelet Street
               P. O. Box 61540
               New Orleans, Louisiana  70112/70161
               Attention:  Bruce Ross
               Telex No.: 587492
               Answerback:  HIBBANK-NLN
               Telecopy No.:  (504) 533-2060

               Chemical Bank
               270 Park Avenue
               New York, New York  10017
               Attention:  Ralph Iskander
               Telex No.:  353006
               Answerback:  ABSCNYK
               Telecopy No.:  (212) 270-4711

     11.2 Amendments and Waivers. With the written consent of the Banks, FTX and FCX, FM Properties may, from time to time, enter into written amendments, supplements or modifications hereto for the purpose of adding any provisions to this Agreement or the Notes or changing in any manner the rights of FM Properties hereunder or thereunder, and the Banks may execute and deliver to FM Properties a written instrument waiving, on such terms and conditions as the Banks may specify in such instrument, any of the requirements of this Agreement or the Notes or any Default or Event of Default and its consequences. Any such waiver and any such amendment, supplement or modification shall be binding upon FM Properties, the Banks and all future holders of the Notes. In the case of any waiver, FM Properties and the Banks shall be restored to their former position and rights hereunder and under the outstanding Notes, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

     11.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or the Banks, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

     11.4  Payment of  Expenses and Taxes.  FM  Properties agrees
(a) to pay or reimburse the Agent and the Banks for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the Notes, the FTX Guaranty and the FCX Guaranty, and any such other documents including, without limitation, reasonable fees and disbursements of counsel to the Banks and (b) to pay, indemnify, and hold the Banks and Agent harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the enforcement or non-performance of this Agreement, the Notes, the FTX Guaranty and the FCX Guaranty, unless caused by the misconduct or negligence of the Banks or the Agent. The agreements in this Subsection shall survive the termination of this Agreement.

     11.5 The Agent. (a) The Banks acknowledge that simultaneously with the FM Properties Transfer, the Banks executed a Loan Participation Agreement dated as of May 5, 1995, in which the Agent, as the holder of record of the Notes, sold a participation interest in the Notes to Chemical. Simultaneously with the execution of this Agreement, the Banks have executed a first amendment to the aforesaid Loan Participation Agreement (i) extending the maturity date of the Notes, (ii) providing for the interest rate on the Notes after January 2, 1996, and (iii)
otherwise reflecting the terms of this Agreement. The Banks agree that the right of the Agent and the Banks, between themselves, shall be as set forth in said Loan Participation Agreement as amended.

     (b) FM Properties agrees to pay Agent, for Hibernia's account, a non-refundable agent's fee of $15,000 on January 3, 1996. This payment is in addition to the obligation of FM Properties to pay certain exchange fees and agent's fees to the Agent pursuant to the Amended and Restated Agent's Fee Agreement among FM Properties, FTX and the Agent dated as of May 5, 1995.

     11.6 Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes.

     11.7  Counterparts.   This Agreement may be executed  by one
or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

     11.8 Governing Law. This Agreement and the Notes and the rights and obligations of the parties under this Agreement and the Notes shall be governed by, and construed and interpreted in accordance with, the law of the State of Louisiana.

     11.9 Binding Effect. This Agreement shall become effective when it shall have been executed by the Banks, FM Properties, FTX and FCX and thereafter shall be binding upon and inure to the benefit of the Agent, Banks, FM Properties, FTX and FCX, and their respective successors and assigns, except that neither FM Properties, FTX nor FCX shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Banks. The Banks may assign all of their rights hereunder without the prior written consent of FM Properties, FTX or FCX.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by themselves or their proper and duly authorized officers as of the day and year first above written.

                              FM PROPERTIES OPERATING COMPANY

                              BY:  FREEPORT-McMoRan INC.,
                                   Managing General Partner


                                   By:
                                      R. Foster Duncan
                                      Its Treasurer


                              FREEPORT-McMoRan INC.


                              By:
                                 R. Foster Duncan
                                 Its Treasurer


                              FREEPORT-McMoRan  COPPER  &   GOLD, INC.


                              By:
                                 R. Foster Duncan
                                 Its Treasurer


                              HIBERNIA NATIONAL BANK, as Agent
                                and Bank


                              By:
                                 Bruce L. Ross
                                 Its Vice President


                              CHEMICAL BANK, as Bank


                              By:

                                 Its Vice President